                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of April 1, 2001, by and between CENTEX DEVELOPMENT COMPANY, L.P., a Delaware limited partnership ("CDCLP"), and RICHARD C. DECKER ("Executive"), an individual resident of Coppell, Texas.

                                    RECITALS

         A. Vista Properties Company (now known as Centex-Vista Properties), a division of Centex Homes, a Nevada general partnership ("Centex-Vista"), and Executive entered into an Employment Agreement dated as of July 26, 1996 (the "Original Agreement").

         B. Executive and David Quinn, acting on behalf of Centex-Vista and CDCLP, executed a Memorandum dated July 31, 1998 (the "Memorandum"), to clarify that the terms of the Original Agreement apply to all activities of Executive performed on behalf of Centex-Vista and CDCLP. (Because CDCLP is managed by 3333 Development Corporation, a Nevada corporation, its sole general partner, the term "CDCLP" as used in this Agreement will include both Centex Development Company, L.P. and 3333 Development Corporation).

         C. Since the signing of the Original Agreement, a number of strategic and organizational changes have occurred within Centex-Vista, CDCLP and their related affiliated entities. Although Executive continues to be involved in the disposition of real estate assets owned or controlled by Centex-Vista, Executive's duties and responsibilities now primarily relate to CDCLP and its operations.

         D. CDCLP and Executive desire to terminate the Original Agreement and enter into this Agreement to reflect the current agreement between CDCLP and Executive regarding the services to be rendered by Executive to CDCLP and the compensation to be paid by CDCLP to Executive.

         E. CDCLP desires to employ Executive and Executive desires to be employed by and to serve CDCLP in the capacities and for the term and compensation and upon and subject to the terms and conditions set forth in this Agreement.

         F. In addition to the terms of employment described in this Agreement, Executive will be employed by Centex Service Company ("CSC"), an affiliate of Centex-Vista, as more particularly described in a Dual Employment Agreement dated as of January 1, 2001 (the "Dual Employment Agreement"), by and among CDCLP, CSC and Executive.

                                    AGREEMENT

         NOW, THEREFORE, CDCLP and Executive mutually undertake and agree as follows:

1.       Employment of Executive.

         A. Executive's employment with Centex-Vista commenced effective as of July 26, 1996 (the "Original Commencement Date") and ended effective as of March 31, 2001. Executive's employment with CSC under the terms of the Dual Employment Agreement, commenced effective January 1, 2001.

         B. Effective as of April 1, 2001 (the "Commencement Date"), CDCLP agrees to employ Executive and Executive accepts employment with CDCLP and agrees to serve CDCLP in the capacities, for the term and compensation, and upon and subject to the terms and conditions set forth in this Agreement.

         C. Executive's tenure with Centex Corporation ("Centex") and its related entities (including CDCLP) (individually, a "Centex Company"; collectively, the "Centex Companies") will be measured for all purposes (including vesting of incentive and benefit plans) from the Original Commencement Date.

2.       Duties of Executive.

         A. Executive will serve as President of the Centex Commercial Development division of 3333 Development Corporation and President of Centex Commercial Development, LLC. In those capacities, Executive will oversee the real estate activities of certain other Centex Companies, including Centex-Vista, EFO Land, L.P. ("EFO"), Nomas Corp. ("Nomas"), and their subsidiaries, and such other real estate operations as the Chief Executive Officer of CDCLP (the "CEO") may from time to time designate. Executive will be responsible for providing the strategic direction and directing and supervising the day-to-day management and operation of the business.

         B. Executive's employment will be subject to the direction of the CEO and will be performed within the policies and guidelines established from time to time by the CEO. Executive will, as the CEO may from time to time direct, render such services of an executive and administrative character to CDCLP as are usual and customary in the case of an executive of Centex Companies.

         C. Executive agrees that, subject to Section 5.A., during and throughout the term of this Agreement, he will devote substantially all of his business time and efforts to the performance of his duties and responsibilities to be performed by him under the terms of this Agreement, and that during such time he will not undertake any activities, business or otherwise, which would interfere with or limit, in any material respect, his responsibilities under this Agreement. CDCLP agrees, however, that Executive may spend a portion of his business time working on issues related to partnerships that were, at one time, affiliated with Trammell Crow Company in which Executive had involvement prior to the Original Commencement Date, so long as such personal activities do not interfere with Executive's performance of his duties under this Agreement.

3.       Compensation.

         A. Salary. As compensation for the services rendered by Executive to CDCLP, CDCLP will pay Executive an annual salary of $315,000 for fiscal year 2002. The salary will be payable in accordance with the payroll policies of CDCLP or as may otherwise be mutually agreed upon. The salary will be prorated as to any period of service that is less than a full fiscal year. By determination of the CEO, CDCLP may, in subsequent fiscal years and in its sole and absolute discretion, increase the Executive's annual salary.

         B. Expense Reimbursement. In addition to such salary, Executive will be reimbursed for all actual, normal out-of-pocket expenses incurred by him in connection with his duties under this Agreement.

         C. Fringe Benefits. CDCLP will provide to Executive, during his employment under this Agreement, all so-called "fringe benefits", including, but not limited to, health and dental insurance, disability insurance, profit sharing plan, supplemental executive retirement plan, salary continuation plan, life insurance, and the like, that are currently granted to or provided for executives of companies that are related to Centex in similar capacities or that may be granted to or provided for such executives during the term of Executive's employment under this Agreement. In addition, Executive will be entitled to a $700 per month car allowance and the opportunity to join a luncheon club at CDCLP expense. Fringe benefits are at all times subject to revision by CDCLP, in its sole and absolute discretion.

         D. Bonus. Within 45 days after the end of each fiscal year (the fiscal year ends on March 31) during the term of this Agreement, CDCLP will pay to Executive an annual bonus payment (the "Annual Bonus") in the amount determined in accordance with Exhibit 1--Part 1, which is attached to this Agreement and incorporated herein by reference. The Annual Bonus will be prorated as to any period of service that is less than a full fiscal year.

         E. Stock Options.

                  (1) On the Original Commencement Date, subject to the terms of the Original Agreement, Executive was granted employee stock options to purchase 35,000 shares of common stock of Centex ("Centex Common Stock") at an exercise price equal to the market value of Centex Common Stock on the close of business on the Original Commencement Date, with a vesting period of 20% per year beginning on the second anniversary of the date of grant.

                  (2) Within 60 days after the end of each fiscal year during the term of this Agreement, beginning with the fiscal year ending March 31, 1997, Executive may also be granted stock options to purchase Centex Common Stock subject to and in accordance with the terms and conditions of an Executive Option Grant Agreement executed by Executive and Centex under the terms of the Original Agreement.

4.       Term and Termination.

         A. Executive's employment with CDCLP will begin on the Commencement Date and will continue until terminated in accordance with Section 4.B.

         B. Executive's employment by CDCLP may be terminated in the following ways:

                  (1) Resignation. Executive may resign at any time for any reason. The effective date of the resignation will be not less than 30 days from the date of Executive's written resignation.

                  (2) Resignation for CDCLP's Breach. Executive may resign if CDCLP commits a material breach of the terms and conditions of this Agreement and fails to cure the breach prior to the expiration of 20 days after the delivery to CDCLP of written notice from Executive setting forth the nature and extent of such breach. Executive may seek to recover damages for CDCLP's breach through an action at law or in equity.

                  (3) Termination Without Cause. CDCLP may terminate Executive's employment with CDCLP for any reason or no reason at all, with or without cause. The effective date of this termination will be 30 days from the date of notice of termination.

                  (4) Termination for Executive's Breach. CDCLP may terminate Executive's employment with CDCLP if Executive commits a material breach of the terms and conditions of this Agreement and fails to cure the breach prior to the expiration of 20 days after the delivery to Executive of written notice from CDCLP setting forth the nature and extent of such breach. CDCLP may seek to recover damages for Executive's breach through an action at law or in equity.

                  (5) Termination for Bad Acts. CDCLP may terminate Executive's employment with CDCLP immediately, and without advance notice, if Executive commits acts of theft, embezzlement, fraud, dishonesty or acts involving moral turpitude. CDCLP may seek to recover damages for Executive's actions through an action at law or in equity.

                  (6) Termination Due to Death of Executive. Executive's employment with CDCLP will terminate immediately and automatically upon Executive's death.

The failure by CDCLP to terminate Executive's employment or Executive to resign with respect to any one or more of the matters referred to in this Section 4.B. above will not be taken or held to be a waiver by CDCLP of its right to terminate Executive's employment or Executive to resign based on that matter or any subsequent matter.

         C. CDCLP will have different compensation obligations to Executive under the different scenarios by which Executive's employment is terminated:

                  (1) If Executive resigns, as described in Section 4.B.(1) or
(2) above, then CDCLP will be obligated to pay to Executive the following: (i) all salary accrued through the effective date of the resignation; (ii) reimbursement for all expenses incurred by Executive through the effective date of the resignation; (iii) within 45 days after the end of the fiscal year, any Annual Bonus accrued through the effective date of the resignation; and (iv) the Post-Employment Bonus (described in Section 4.D.).

                  (2) If CDCLP terminates Executive's employment under Sections 4.B.(3) or (4) above, then CDCLP will be obligated to pay to Executive the following: (i) all salary accrued through the effective date of the termination;
(ii) a lump sum payment equal to the annual salary in effect on the effective date of the termination, as described in Section 3.A. above; (iii) reimbursement for all expenses incurred by Executive through the effective date of the termination; (iv) within 45 days after the end of the fiscal year, any Annual Bonus accrued through the effective date of termination; and (v) the Post-Employment Bonus.

                  (3) If CDCLP terminates Executive's employment under Section 4.B.(5) above, CDCLP will pay to Executive only the following: (i) within 10 days of the effective date of the termination, all salary accrued through the effective date of the termination; (ii) within 10 days of the effective date of the termination, reimbursement for all expenses incurred by Executive through the effective date of the termination; and (iii) within 45 days after the end of the fiscal year, any Annual Bonus accrued through the effective date of the termination. CDCLP will be entitled to reduce the amounts to be paid to Executive by the liquidated amounts owing to CDCLP by Executive for acts of theft, embezzlement, fraud or dishonesty.

                  (4) If Executive's employment terminates due to Executive's death, as described in Section 4.B.(6), all obligations of CDCLP under this Agreement will terminate, except that CDCLP will pay to the heirs of Executive the following: (i) all salary accrued through the effective date of the termination; (ii) reimbursement for all expenses incurred by Executive through the effective date of the termination; (iii) any Annual Bonus accrued through the effective date of termination; and (iv) the Post-Employment Bonus, as if Executive had resigned immediately prior to his death.

Under any termination, resignation or non-renewal scenario, the amounts described in this Section 4.C. will constitute the entire compensation to Executive. After the date of termination, resignation or expiration of the employment term, CDCLP will not be obligated to compensate Executive under Sections 3.A., B., C., D. or E. with respect to periods of time after the date of termination, resignation or expiration of the employment term. Any obligations of CDCLP set forth in any other agreement or plan (e.g., any stock option agreement, profit sharing plan, supplemental executive retirement plan, salary continuation plan, etc.) will not be affected by the terms of this
Section 4.C., but rather will continue to the extent that the terms of such other agreements and plans provide for continuation of such agreements or plans following termination or expiration of employment.

         D. In the circumstances specifically stated in Section 4.C. above, CDCLP will pay to Executive the a lump sum payment or ongoing payments (the "Post-Employment Bonus") determined in the manner set forth in Exhibit 1--Part 2.

5.       Confidentiality and Non-Competition.

         A. Executive recognizes and acknowledges that the relationship created between Executive and CDCLP is one of trust, and Executive agrees that during the period of time commencing with the Commencement Date and ending on the earlier of the death of Executive or 1 year after the cessation of Executive's employment with CDCLP or any other Centex Companies for any reason other than a default under this Agreement by CDCLP, Executive will not directly or indirectly (including, without limitation, as an advisor, principal, partner, stockholder, consultant, officer, director, employee or otherwise), through one or more intermediaries, corporate or otherwise, individually or in concert with others, be or become interested in, connected with, or engaged in any business which is competitive with any business in which CDCLP (or any of its subsidiaries) engages during the term of this Agreement. The prohibition of this Section 5.A. will extend to the product type (which will be the product relating to the business of CDCLP) in any geographic area in which CDCLP or any other Centex Companies are conducting or engaging in any business at the time Executive's employment is terminated. Notwithstanding the prohibition contained in this
Section 5.A., Executive will be entitled to make passive investments (i) in any such competitive enterprise if Executive's investment constitutes less than 1% of the equity ownership of such enterprise and (ii) in any real estate matter or transaction so long as such investment does not compete with the business of CDCLP or any other Centex Companies. Additionally, notwithstanding the foregoing prohibition contained in this Section 5.A., upon cessation of Executive's employment with CDCLP or any other Centex Companies, Executive will be entitled to operate a small real estate development company of the size and nature that he operated before he entered into the Original Agreement.

         B. Executive further agrees that during the term of this Agreement and for a period of 2 years after the cessation of Executive's employment with CDCLP or any other Centex Companies for any reason, Executive will not, without the prior written consent of CDCLP, directly or indirectly, solicit or otherwise induce any of the employees of CDCLP or any other Centex Companies to leave the employment of CDCLP or any other Centex Companies. Executive further agrees that during the term of this Agreement and for a period of 2 years after the cessation of Executive's employment with CDCLP or any other Centex Companies for any reason, Executive will not, without the prior written consent of CDCLP, directly or indirectly, hire or employ any employees of CDCLP or any other Centex Companies.

         C. Executive acknowledges and agrees that the names of the customers of CDCLP, the methods of operation of CDCLP, sales, marketing, and other trade secrets, as they may exist from time to time, are valuable, special, and unique assets of CDCLP. Executive will not, during and after the term of his employment under this Agreement, disclose any such names or trade secrets, or any part of such names or trade secrets, that Executive becomes aware of during his employment under this Agreement, to any person, firm, corporation, association or other entity.

         D. Executive recognizes and acknowledges that CDCLP will suffer irreparable harm if Executive violates any of the terms or provisions of this
Section 5. Accordingly, Executive agrees that CDCLP will be entitled to an injunction restraining Executive from violating this Section 5, which relief will be in addition to, and not in lieu of, CDCLP's right to seek all other remedies which CDCLP may have at law and in equity.

         E. Executive and CDCLP agree that if the non-competition covenants contained in this Agreement should be held by any court or other constituted legal authority to be void or unenforceable in any particular area or jurisdiction, then the parties to this Agreement will consider this Agreement to be amended and modified so as to eliminate the particular area or jurisdiction as to which the non-competition covenants are held to be void or otherwise unenforceable, and as to all other areas and jurisdictions covered by this Agreement, the terms and provisions of this Agreement will remain in full force and effect as originally written.

         F. Executive and CDCLP further agree that if the non-competition covenants contained in this Agreement should be held by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if said covenants are modified to limit their duration or scope, then the parties to this Agreement will consider such non-competition covenants to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any court or other constituted legal authority, and as to all other political subdivisions of the United States, the non-competition covenants contained in this Agreement will remain in full force and effect as originally written.

         G. Executive and CDCLP agree that the covenants set forth in this Agreement are appropriate and reasonable when considered in light of the nature and extent of the Business conducted by CDCLP. Executive acknowledges that CDCLP has a legitimate interest in protecting its business, the restrictive covenants set forth above are not oppressive to Executive, and are reasonable in limitations as to time, scope, geographical area and activity, the restrictive covenants do not harm in any manner whatsoever the public interest and Executive has received substantial consideration for agreeing to the non-compete and non-solicitation covenants.

6.       Miscellaneous.

         A. This Agreement will be governed by, and construed and interpreted in accordance with, the substantive laws of the State of Texas without giving effect to any conflict-of-laws rule or principle that would result in the application of the laws of another jurisdiction.

         B. All covenants and agreements set forth in this Agreement by or on behalf of either party will bind its or his successors and assigns, and all covenants and agreements set forth in this Agreement by or on behalf of either party will inure to the benefit of and be enforceable by the other party and its or his heirs, devisees, personal representatives, successors and assigns. Executive may not assign any rights or delegate any duties under this Agreement without the prior written consent of CDCLP and any assignment of rights or delegation of duties without CDCLP's prior written consent will be of no force or effect, and will constitute a default under this Agreement. Executive acknowledges that CDCLP may, at any time, delegate any or all of its obligations under this Agreement or assign any or all of its interest under this Agreement to another Centex Company provided that such delegation or assignment is approved by Executive, whose approval will not be unreasonably withheld, conditioned or delayed. Following said delegation or assignment this Agreement will remain fully enforceable against Executive.

         C. Effective as of April 1, 2001, this Agreement supersedes and replaces, in their entirety, the Original Agreement and the Memorandum. This Agreement expresses the entire agreement between Executive and CDCLP with reference to the subject matter of this Agreement and supersedes all prior written or oral and all contemporaneous oral discussions, arrangements, negotiations, and agreements with respect to the subject matter of this Agreement. No waiver, modification, or amendment of this Agreement or of any covenant, condition or limitation in this Agreement will be valid, unless it is in a written document signed by the party most detrimentally affected by the waiver or modification. The parties further agree that the provisions of this paragraph may not be waived except as in the manner described in this paragraph.

         D. Any notice or other communication required, permitted, or contemplated by this Agreement must be in writing, and delivered to the other party (i) in person, (ii) by facsimile transmission (with the original following in the United States mail), (iii) by overnight delivery service (including Federal Express), or (iv) by certified mail, return receipt requested. If such notice is given in person or via facsimile transmission, such notice will be deemed given when received or transmitted. If such notice is given by overnight delivery service (including Federal Express), such notice is deemed received the business day following delivery to the delivery service of such notice. If such notice is given by certified mail, such notice will be deemed received 3 business days after a certified letter containing such notice, properly addressed with postage prepaid, is deposited in the United States mail. Notice must go to the parties at the following addresses:

         If to CDCLP:                                                  with a copy to:

         Centex Development Company, L.P.                              Centex Development Company, L.P.
         2728 North Harwood                                            2728 North Harwood
         Dallas, Texas 75201                                           Dallas, Texas 75201
         Attn:    Stephen M. Weinberg,                                 Attn:    Joel S. Reed,
                  President and Chief Executive Officer                         General Counsel
         Phone:   (214) 981-6700                                       Phone:   (214) 981-6997
         Fax:     (214) 981-6909                                       Fax:     (214) 981-6180

         If to Executive:

         Richard C. Decker
         Centex Development Company, L.P.
         2728 North Harwood
         Dallas, Texas 75201
         Phone:   (214) 981-6712
         Fax:     (214) 981-6909

Any party may change its address, facsimile number or telephone number for the purpose of this paragraph by giving written notice of such change to each of the other parties in the manner described in this Agreement. To be effective, such notice of change must expressly state that it is given for the purpose of changing the notice provisions of this Agreement.

         E. In the event that attorneys' fees or other costs and expenses are incurred to secure performance of any of the obligations described in this Agreement, or to establish damages for the breach or default under this Agreement or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party (which will be the party who receives the substance of the relief sought) will be entitled to recover reasonable attorneys' fees and costs incurred in such action.

         IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement in Dallas, Texas as of the day and year first above written.

EXECUTIVE:                                CDCLP:

                                          CENTEX DEVELOPMENT COMPANY, L.P.,
                                          a Delaware limited partnership

/s/ RICHARD C. DECKER            By:      3333 Development Corporation,
---------------------------               a Nevada corporation
Richard C. Decker

                                          By:      /s/ STEPHEN M. WEINBERG
                                             -----------------------------------------
                                                   Stephen M. Weinberg
                                                   President and Chief Executive Officer

By signing below, Centex-Vista Properties, a division of Centex Homes, assumes the obligation to pay to Executive any sums due from CDCLP under this Agreement that are not paid by CDCLP. Other than the obligation set forth in this paragraph, Centex-Vista Properties is not a party to this Agreement.

                                 CENTEX-VISTA PROPERTIES,
                                 a division of Centex Homes

                                 By:      /s/ STEPHEN M. WEINBERG
                                    --------------------------------
                                          Stephen M. Weinberg
                                          Chairman

                                    Exhibit 1

                                Bonus Calculation

Part 1--Annual Bonus

A. The Annual Bonus to be paid to Executive pursuant to Section 3.D. of the Agreement is an amount equal to the following:

         1. 6% of the Operating Earnings generated by CCD Operations from the Existing Projects; plus

         2. 5% of the Operating Earnings generated by CCD Operations from the New Projects.

B. For purposes of calculating the bonus to be paid to Executive, the following defined terms apply:

         1. "Operating Earnings" means the "consolidated operating earnings (pre-tax)" generated by CCD Operations, as shown in the financial statements of CDCLP and of Centex for the applicable fiscal year, adjusted downward by a Cash Charge or upward by a Cash Credit, as appropriate. "Operating Earnings" includes any Deferred Earnings Realized (as defined below).

         2. "CCD Operations" means the activities (including land acquisition, financing, development, leasing, operation and/or sale) of the following companies and partnerships (and their subsidiary entities, whether owned in whole or in part):

                  (a) The "Commercial Development" business segment of CDCLP, including Centex Commercial Development, L.P. (collectively referred to as "CCD")

                  (b) Centex-Vista, including EFO and Nomas projects described on Exhibit 2

                  (c) Any other entities that may be formed or acquired for purposes of the CCD business segment's commercial real estate activities

         3. "Deferred Earnings" means the difference between the value at which land is transferred from Centex-Vista to CDCLP and the basis at which the land is carried on the books of Centex-Vista.

         4. "Deferred Earnings Realized" means the Deferred Earnings realized by Centex-Vista when the land transferred by Centex-Vista to CDCLP is transferred to a third party not related to Centex.

         5.       "Existing Projects" means the real estate projects listed on
                  Exhibit 2 attached to this Agreement.

         6. "New Projects" means the real estate projects now or hereafter owned by CDCLP or any other Centex Companies that are acquired, developed or sold by or under the direction of CCD during Executive's employment with CDCLP. "New Projects" includes any land owned by CDCLP, Centex-Vista, EFO or Nomas that has not been developed as an operating project as of March 31, 2001. "New Projects" specifically excludes any Existing Projects.

         7. "Cash Charge" or "Cash Credit", for a particular Measuring Period, means the following amount:

                                                                        Days in
                                Cost of           Average CCD          Measuring                 Liquidity
                         (       Funds       x   Cash Position  x       Period       )    +     Adjustment
                                                                        -------
                                                                          365

                  A positive number generated by this formula is a Cash Charge and a negative number is a Cash Credit. The Cash Charge or Cash Credit will be determined for each Measuring Period during a fiscal year and then added together for purposes of calculating Operating Earnings.

         8. "Cost of Funds" means the prime rate of interest quoted to CDCLP by its primary banking institution (which, on April 1, 2001, is Bank of America) on the first day of the Measuring Period, plus the prime rate of interest quoted on the last day of the Measuring Period, divided by two.

         9. "Average CCD Cash Position " means the CCD Cash Position on the first day of the Measuring Period, plus the CCD Cash Position on the last day of the Measuring Period, divided by two.

         10. "CCD Cash Position" means, at any point in time, the following:

                  (a) The fair market value of land transferred by Centex-Vista, EFO or Nomas to CDCLP (or its subsidiaries) after March 31, 2001, for development or sale by CCD, reduced by any debt assumed by CDCLP (the value of land owned by Centex-Vista, EFO or Nomas will not be included in the CCD Cash Position while such land remains undeveloped or owned by Centex-Vista, EFO or Nomas, as the case may be); plus

                  (b) Any cash funded by CDCLP (or its subsidiaries) or CCD to acquire land after March 31, 2001, for development or sale by CCD; plus

                  (c) Any additional cash funded by CDCLP after March 31, 2001, for CCD Operations; minus

                  (d) The net cash proceeds generated by the sale, after March 31, 2001, of "nominally-valued" assets owned by Centex-Vista or EFO, after deducting (i) the "nominal" basis at which such assets are booked by Centex, and (ii) the closing costs associated with the sale; minus

                  (e) The net cash proceeds generated by the sale, after March 31, 2001, of any other CCD properties (other than those described in clause (d) above), after deducting (i) loan repayment obligations, (ii) distributions to partners, and (iii) the closing costs associated with the sale; minus

                  (f) Any other cash revenues (e.g. rent, management fees) generated by CCD Operations; minus

                  (g)      Deferred Earnings Realized.

         11. "Measuring Period" means the period of time beginning on the first day of a fiscal quarter and ending on the last day of that same fiscal quarter. At the election of CDCLP, the Measuring Period may be reduced or lengthened.

         12. "Liquidity Adjustment", for a particular Measuring Period, means the following:

                                                                                  Liquidity
                             Cost of Funds  x       Liquidity        x       Maintenance Period
                                                                             ------------------
                                                   Requirement                       365

                  The "Liquidity Requirement" means the maximum liquidity requirement imposed by any of CCD's lenders. The "Liquidity Maintenance Period" means the number of days that CDCLP is required to maintain the Liquidity Requirement. The Liquidity Maintenance Period will be deemed to be 5 days, unless Executive and CDCLP enter into an agreement to the contrary.


Part 2--Post-Employment Bonus

A. The Post-Employment Bonus to be paid to Executive pursuant to Section 4.D. of this Agreement will be either:

         1. the Lump-Sum Bonus Payment, which will be paid in a lump sum on the effective date of termination of Executive's employment, or

         2. the Continuing Bonus Payment, which will be paid on an on-going basis after the effective date of termination of Executive's employment.

         CDCLP will have the right to choose whether to make a Lump-Sum Bonus Payment or Continuing Bonus Payments.

B. In addition to the defined terms set forth in Part 1 above, for purposes of calculating the Post-Employment Bonus to be paid to Executive, the following additional defined terms apply:

         1. "Lump-Sum Bonus Payment" means an amount equal to the sum of Lump-Sum Bonus Payment (Existing Projects) and Lump-Sum Bonus Payment (New Projects).

         2. "Continuing Bonus Payment" means an amount equal to the sum of the Continuing Bonus Payment (Existing Projects) and the Continuing Bonus Payment (New Projects). For the fiscal year in which Executive is terminated, the Continuing Bonus Payment will be prorated from the effective date of the termination through the end of the fiscal year.

         3. "Lump-Sum Bonus Payment (Existing Projects)" is equal to 6% of the sum of:

                  (a)      the difference between:

                           (i) the Aggregate Fair Market Value of all of the Existing Projects, and

                           (ii) the cost book basis of CDCLP or Centex, as the case may be, in all of such Existing Projects; plus

                  (b)      the Deferred Earnings relating to Existing Projects.

         4. "Lump-Sum Bonus Payment (New Projects)" is equal to 5% of the sum of:

                  (a)      the difference between:

                           (i) the Aggregate Fair Market Value of all of the New Projects that are completed or are Substantially Complete as operating real estate properties as of the effective date of termination of Executive's employment, and

                           (ii) the cost book basis of CDCLP or Centex, as the case may be, in all of such Existing Projects; plus

                  (b)      the Deferred Earnings relating to New Projects.

         5. "Aggregate Fair Market Value" means the total fair market value of the Existing Projects or the New Projects, as mutually agreed upon by CDCLP and Executive at the time of termination of Executive's employment. If CDCLP and Executive are unable to each an agreement, the Aggregate Fair Market Value will be determined by an appraiser mutually acceptable to CDCLP and Executive.

         6.       "Substantially Complete" means the following:

                  (a) If Executive resigns his employment (as described in Section 4.B.(1) or (2)), "Substantially Complete" means that a certificate of occupancy (or its equivalent in the particular jurisdiction) has been issued for the shell of the building.

                  (b) If CDCLP terminates Executive's employment (as described in Section 4.B.(3), (4) or (5)) or Executive dies (as described in Section 4.B.(6)), "Substantially Complete" means that a financial package for the proposed project has been approved by the Board of Directors of 3333 Development Corporation.

         7. "Continuing Bonus Payment (Existing Projects)" is equal to 6% of the sum of:

                  (a) the book gain earned by CDCLP or Centex on the sale of Existing Projects, as such Existing Projects are sold; plus

                  (b) at the end of each fiscal year, any Operating Earnings (as defined in Part 1, above) generated by any Existing Projects that have not been sold.

         8. "Continuing Bonus Payment (New Projects)" is equal to 5% of the sum of:

                  (a) the book gain earned by CDCLP or Centex on the sale of New Projects, as such New Projects are sold; plus

                  (b) at the end of each fiscal year, any Operating Earnings generated by any New Projects that have not been sold.

         9. Adjustments to Operating Earnings. For purposes of calculating the Continuing Bonus Payment, Operating Earnings will be determined in the same manner as such Operating Earnings are determined for purposes of the Annual Bonus, with the following adjustments:

                  (a) The CCD Cash Position will be reduced by the fair market value of any undeveloped land held by or on behalf of CCD on the effective date of termination of Executive's employment, with the result that Executive will not bear any Cash Charge for the value of the undeveloped land. The earnings from the later development or sale of such undeveloped land will not be included in Operating Earnings.

                  (b) After the effective date of termination of Executive's employment, the CCD Cash Position will only be affected by cash funded to operate the Existing Projects and New Projects and by cash proceeds generated from the operation or sale of the Existing Projects and New Projects.

                  (c) After the effective date of termination of Executive's employment, the charge for overhead that is assessed against Operating Earnings attributable to the Existing Projects and New Projects will be modified to reflect the fact that Executive will not be participating in any new development projects. Executive will be assessed a proportionate portion of 50% of the total overhead of CCD Operations, such proportionate share to be the ratio of the Operating Earnings generated by the projects in which Executive participates in earnings (that is, the Existing Projects and the New Projects) to the total Operating Earnings generated by all operating projects that are included in CCD Operations.

                                    Exhibit 2

                                Existing Projects